UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-A

Amendment-1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Cala Corporation
(Exact name of Registrant as specified in its charter)

Oklahoma	73-1251800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Attn: Joe Cala

701 North Post Oak Road, Suite 615

Houston, Texas 77024

(713) 380-5147

(Address and Telephone Number of Registrant’s Principal

Executive Offices and Principal Place of Business)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.005

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1. Business.

Cala Corporation (formerly Magnolia Foods, Inc.) was incorporated on June 13, 1985 (See Exhibits 3.1 and 3.2) under the laws of the State of Oklahoma. The Company’s sole industry segment was the business of owning, operating, licensing and joint venturing restaurants. The Company discontinued this line of business on December 31, 2006.

The Company estimates that it will take 3 – 6 months to obtain financing. Once the initial financing is ready, construction can begin. We estimate the first vessel will take 2 years to build. Subsequent vessels will take 1 year.

The Company has completed the naval design to build the first Undersea Resort which can be developed under three separate concepts. The first concept is a privately owned residential luxury ship. Under this scenario, the prospective owners will have the choice to live onboard full-time or visit periodically throughout the year. The ship will feature up to 400 residences, ranging in size from 1,200 to 3,600 square feet, to be individually owned. The sales price for each residence will start at $1 million, while the estimated turn-key cost of the entire vessel is up to $100 million.

The second concept is to develop the Undersea Resort as a hotel / resort off the coast of Maui, Hawaii, featuring the large undersea windows that look out to the undersea view. The total number of suites will be 400. 110 of the suites will be below sea, and 290 suites are above sea. The resort features will include restaurants, sea events, an observatory, spa services, retail shops, and more. The estimated turn-key cost is up to $100 million.

The third concept for the Undersea Resort is a floating hotel to be moored adjacent to a pier in major cities lacking in hotel availability. The floating hotel will have 300 suites. The estimated turn-key cost is up to $75 - $80 million. The floating hotel will be attached to a pier, and will not have the underwater views of the resort. The attraction to this floating hotel is that it is a solution for high-occupancy destinations with scarcity of land. There is a high demand for this opportunity in Venice, New York, London, Hong Kong, and Singapore to name a few of the potential destination cities. Floating hotels currently exist in London, England; Long Beach, California.; and the country of Gibraltar.

Over the next twelve months, the Company plans to do the following:

1.	Update the Economic Research Associated Market Analysis. The company is reviewing companies to perform this update, and will spend up to $10,000 for the update. The initial market analysis was conducted in July, 2000 for the Maui location, and the cost was $28,000. At that time construction was not feasible because of the high costs quoted in the United States and Europe.

2.	Secure $25 million to begin construction on the first vessel. In order to do that, the Company is in discussions with Jean Paul Riby at First Equity Finance, based in Hong Kong, who is reviewing the Company’s loan package for an amount up to $100m. The Company is also in preliminary discussions with Anne Randewig, KFW Ipex Bank, Hamburg, Germany who is reviewing our company loan request for the amount up to $100m.

3.	In the event self-financing is unsuccessful, the company is in discussions with the Export-Import Bank of China regarding financing through loan guarantees provided by the Chinese government. The company communicated with Mr. Li Xiang, who is the Deputy Division Chief of the Export-Import Bank of China. After the Company described the nature of the project and the financing needed, Mr. Xiang informed the Company that if conventional self-financing was unsuccessful, the Company was eligible to submit a credit loan export application with the Bank, and that it is the purpose of the Bank to support and extend credit for Chinese exports. This is an option because the shipyard is state owned and the project qualifies as a Chinese export. The funds that may be provided will be paid directly to the Shipyard, and such loans are guaranteed by the Chinese government.

4.	Once construction has begun, the Company will begin seeking buyers so the ultimate use of the vessel can be determined, i.e. which concept described above is the ultimate purpose of the vessel. The Company plans to work with Alipay, Baidu and WeChat, which are the largest e-commerce companies in China.

5.	The Company plans to work closely with EB-5 lawyers to explore the possibility using that mechanism to attract Chinese investors into the Undersea Residence concept.

6.	The Company will meet with Sr. VP’s of prestigious resort companies such as Peninsula, Shangri-La to discuss future property management and reservation network.

General characteristics:

The IMO ship identification number is: 31210-100-47. The chosen shipyard is Cosco Dalian of China. The estimated turn-key cost is up to $100 million. The ship characteristics are: Displacement - 45.033 tons; Length - 700 feet; Width - 160 feet; Draft - 15 feet; Beam - 90 feet; Speed - 8 knots; Decks - 9 (including 3 below-sea level); Also included are Helipads, Swimming pools, jogging tracks, fitness centers, dining rooms, Spa, Golf driving range, open lobby, Satellite TV and internet services. There will be an observatory looking out to the undersea habitat through 110 large windows. Finally, there will be up to 400 accommodations.

Original concept and construction:

The Undersea Resort was the idea of Joe Cala, CEO of Cala Corporation. On November 1988, while swimming offshore from Maui, he was surrounded by humpback whales. It was the most profound divine encounter that he ever experienced. From that point forward, he committed himself to developing the Undersea Resort. Integral to the design is the installation of large windows below sea level which look out to the undersea habitat.

Since 2007, the company has generated no revenues. The company has an accumulated deficit of $16,895,857 as of June 30, 2017, and anticipates generating losses for the next twelve months. As of June 30, 2017, the company had cash and cash equivalents of $8,100. The company will need to raise capital for $25,000 to pay the accounting, attorney and transfer agent. However, the company does not need to raise capital through the sale of shares to implement the planned operations because that will be taken care of through construction loans. If the company is unable to obtain such financing, the company will sell the project to the highest bidder. To address this concern, the independent public accounting firm has issued an audit opinion, which includes a statement that the results of our operations and our financial condition raise substantial doubt about our ability to continue as a going concern.

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The address of our principal executive office is:

Cala Corporation.

701 North Post Oak Road, Suite 615

Houston, Houston 77024

Our telephone number is (713) 380-5147. Our e-mail address is calajoe@yahoo.com. Our website was intentionally shut down to avoid misunderstanding with prospective investors since we do not promote the development nor do we promote the company stocks. The construction loans are the only financing arrangement necessary to build the first Undersea Resort, a luxury floating hotel.

Competition

The Company competes with no one because it is a new industry. A large number of hospitality companies, many with significantly more resources than Cala Corporation, refused to enter the market because the U.S. Jones Act, processes are complicated and time consuming. However, we believe that as soon as the first Undersea Resort is in operation their opinion will change.

Trademarks & Copyrights

We own the website URLs www.undersearesort.com and www.calacorp.com , which will be updated in the near future, and the naval ship design including the ability to install large windows situated below sea.

Regulatory Matters

Not applicable

Legal Proceedings

On January 20, 2009, a complaint was filed against the Company in the Superior Court of California (case # CIVWS09-0049) terminating the lease at 500 Bollinger Canyon Way, San Roman, CA due to subleasing the premises without consent of the landlord. A judgment was entered giving the landlord possession of the premises with no monetary amount awarded.

On February 18, 2009, the Company received a letter demanding payment on the deficiencies of 2 notes totaling $125,000 issued by the Company. Subsequent to this an action was originated in the District Court of Jefferson County Texas (case # A-183,766). The Plaintiff contends the Company had not paid the principal or interest on promissory notes issued in 2004. In 2005 the Company issued stock of 3,400,000 and 2,500,000 shares to the plaintiff in full payment of the outstanding notes and interest to the plaintiff. The Company and principal shareholder has agreed to a judgment of $176,667 plus attorney’s fees of $25,000. On October 27, 2011 the judgment for cause $183,766 was lodged and entered by the court making the judgment effective as of that date.

The Company and its principal stockholder has agreed to a judgment in Harris Court Texas District Court (Cause# 2010-36988) with the plaintiff of the case to pay the plaintiff $115,000 plus legal costs of $5,000. The settlement calls for a $50,000 payment on January 12, 2012 plus payments of $2,000 per month thereafter. No payments have been made to date. As of this date the judgment has not been signed by the plaintiff attorney or the judge presiding over the case so actual liability is hard to determine.

As of December 31, 2016 and June 30, 2017, the Company has accrued $321,667 for the legal liabilities

On March 6, 2017, under Release number 80157, the Company’s securities registration was revoked by the Commission for failure to timely file periodic reports under in violation of the Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder. The Company had not filed since the 10-k filed for the year ending December 31, 2013. Since that date, the Company has filed a Form – 10 for December 31, 2015 and 2016.

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Employees

The Company currently has one full-time employee and no part-time employees. (See exhibit 10.1).

We will engage the third-party services of auditors, accountants, attorneys and a stock transfer agent. The Undersea Resort is operated by the company’s directors, Joe Cala, Marc Hofius and Larry Pfautsch.

The Company is in compliance with existing governmental regulations on the business.

The Undersea Resort construction design is in compliance with the American Bureau of Shipping marine classification and will be certified by Lloyds Marine. Because the Undersea Resort is going to be floating without touching the sea bed land, it is not affected by any other governmental permitting.

Item 1A. Risk Factors.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR COMPANY

We may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon receiving the construction financing. Based upon the current naval design plans, and our discussions with banks, we believe there is a fair probability of receiving the construction loans from major Chinese banks. As described above in Item 1, we have had written communications with Jean Paul Riby at First Equity Finance, and Mr. Li Xiang, who is the Deputy Division Chief of the Export-Import Bank of China. While we do not have written commitments for financing as of this date, the Company feels positive about the eventual funding. The Government of China is aggressively promoting the shipbuilding industry. As matter of fact, the Chinese government is providing billions of dollars in loan guarantees for ship financing. However, if such financing cannot be secured, there is a high risk that the Company may not achieve profitability.

We have a limited operating history which may not be an indicator of our future results.

We have no operating history investors may use to evaluate our future performance. As a result of our limited operating history, our plan for rapid growth is to build the first Undersea Resort and simultaneously to sell it to hospitality owners. We have no competitive nature of the markets in which we operate. The historical financial data is of limited value in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth.

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Competition in the hospitality industry may make it difficult to succeed long-term.

While we do not foresee any competition for the Undersea Resort Residence concept or the Undersea Hotel / Resort off the coast of Maui, (primarily because our properties will be anchored offshore, and are therefore markedly different from other hotels and resorts), the floating hotel concept will be subject to the same market forces as other hotels in the industry. The hotels and resorts industries are highly competitive. If the occupancy rate decreases by 10% in the cities with our floating hotel, we will see a decrease of 30% in our floating hotel occupancy rate.

The Company must respond successfully to ongoing changes in the U.S. hospitality leisure industry.

If demand is found to exist primarily with well-known hotel and resort brands, and if consumers increasingly use their leisure dollars in facilities in which they accumulate loyalty program points, the Company may be forced to seek a flagship hotel brand in order to attract the required market share.

The popularity of the Undersea Resort concept is difficult to predict and can change rapidly

Because the concept is new and has never been done before, there is no data or history upon which we can rely in making predictions about the future success.

Real estate purchasing habits could change throughout the years.

It is possible that real estate purchasing habits may change in a direction different from what it is today. In the event of an economic downturn, or other worldwide crisis, the market for upscale vacation homes may decrease.

Our success will depend on keeping it simple.

Operating the undersea resort will involve a substantial degree of risk. The commercial success of the project will also depend upon:

•	the quality of the undersea clarity view overlooking the undersea habitat.

•	positive reviews from the naturalist aficionados;

•	the availability of alternative scuba diving forms of entertainment and leisure activities;

•	general economic conditions; and

•	acceptance from the general public.

Each of these factors is subject to change and cannot be predicted with certainty. There can be no assurance that our planned projects will receive favorable reviews.

The Company may be adversely affected during bad weather.

During bad weather, the Undersea Resort will be forced to navigate to safer harbor without guests onboard.

The Company must protect its intellectual property.

We will rely on copyright, trademark, and other proprietary rights laws to protect the intellectual property for our Undersea Resort design. Our business is subject to the risk of third parties infringing on these intellectual property rights. We may need to pursue litigation to protect our intellectual property and that of our authorized licensors, which could result in substantial costs and divert resources.

Threats of piracy of the Company’s content, products, and other intellectual property may further decrease the revenues and adversely affect its business and profitability.

Though the Company has never been victim of copyright piracy, it may be negatively affected by this practice, and any piracy of the Company’s content, products and other intellectual property could reduce the revenues the Company earns from the legitimate sale of future intellectual property. The risks relating to piracy can be caused by shipyards receiving our project full design that have been made available to them. The Company will devote the necessary resources to protect its content, products and intellectual property, but these efforts to enforce rights and combat piracy will be successful because the calculations are specific and accurate which cannot be modified.

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We may be negatively affected by adverse general economic conditions.

Current conditions in domestic and global economies are extremely uncertain. Adverse changes may occur as a result of softening global economies, wavering consumer confidence caused by the threat of terrorism and war, and other factors capable of affecting economic conditions. Such changes could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends largely on our management.

We are dependent upon the continued employment of Joe Cala, our President and CEO. (See exhibit 3). Although we believe that we would be able to locate a suitable replacement if we lose the services of Mr. Cala, we cannot assure you that we would be able to do so. Additionally, our future operating results will substantially depend upon our ability to attract and retain highly qualified management, financial, technical, creative, and administrative personnel. Competition for such people is intense and can lead to increased compensation expenses. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business.

RISKS RELATED TO OUR SECURITIES

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Pink and other similarly-tiered quotation boards have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

•	variations in our operating results;

•	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

•	changes in operating and stock price performance of other companies in our industry;

•	additions or departures of key personnel; and

•	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Our common shares may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

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The market price for our common stock is particularly volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

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Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A majority of the outstanding shares of our common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that one year following a company filing Form 10 information with the SEC to that effect, a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock. Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock.

We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our stock to decline.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transaction in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Item 2. Financial Information.

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe”, “expect”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have not generated revenues to fund our operating expenses. At December 31, 2016, we had a cash balance of zero and working capital deficit of $3,232,897. At December 31, 2015, we had a cash balance of zero and working capital deficit of $2,903,153. The Company’s principal liquidity for the year ended December 31, 2016 and 2015 came from advances of the sole officer of the Company amount to $13,013 and $13,578, respectively. At June 30, 2017, we had a cash balance of $8,100 and working capital deficit of $3,381,285 with cash provided by the sale of common stock of $25,000 and advances from the sole officer of $646.

The Company anticipates incurring minimum expenditures during the coming year because the complete design was completed in August 2007. The Company’s ability to execute on these plans is dependent on its ability either to receive a bridge loan or to presell in advance the project. Therefore, the Company won’t raise the necessary funds because its current business plans to either to presell it in advance or getting a construction bridge loan.

As noted, the past operating expenses and cash needs are to pay accounting, stock transfer and attorney’s fees as the company does not have employee on the payroll or additional expenses. At this time, the Company is dependent on directors funding to support its operations and doesn’t anticipates any need outside funding for at least the next twelve to twenty-four months to support its business model. If the Company is unable to obtain either the construction bridge loan or the presell in advance for the project, its operations will be impacted and the Company may be required to cease operations.

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Plan of Operations

Cala Corporation is attempting to build floating ships to be known as Undersea Resort. The Company’s primary business objective is to presell in advance each Undersea Resort to hospitality ownerships. The Company’s expertise is the large windows installed below-sea level. Guests will experience direct visual scenery to the undersea habitat.

The Company expects to generate revenues and profits from pre-sale of the first development.

The Company and Cosco Dalian Shipyard (CDS) executed a letter of intent which expired on March 30, 2017, (see exhibit 10.2), and was reissued August 22, 2017, effective until March 30, 2018 (see exhibit 10.3) setting out the details of the agreement. The Company and CDS have exchanged a draft construction contract that will be fully executed when the project is funded. (See exhibit 10.4). The terms of the agreement are as follows: CDS shall construct the vessel for the Company, and shall maintain the confidentiality of the Company’s proprietary and confidential information. The cost to build the structure of the ship is $18.5 million.

The paint and infrastructure such as electrical, plumbing, and air conditioning will bring the total price to an estimated $25 million. The interior construction cost will range from $50 million - $75 million depending upon whether the ultimate location will be a tropical location or non-tropical. Tropical locations require an engine because of the need to evacuate in the event of a hurricane. Once the structure construction begins, the Company will begin the presale process which is determined by the ultimate buyer and usage of the vessel.

Once the Company began plans to construct the vessel with CDS and CDS indicated preliminary price estimates 75% below previous estimates from other shipyards, the Company abandoned all plans for other business developments. On January 14, 2015, the Company had announced in a letter to shareholders the creation of five subsidiaries. The announcement was in error as the Company meant to disclose the creation of five divisions. However, all but the Undersea Resort have been abandoned since the relationship was established with CDS and plans for construction of the Undersea Resort began.

Target Market

Wealthy individuals purchasing vacation leisure residences.

Years ended December 31, 2016 and 2015 and Six Months period ended June 30, 2017 and 2016.

Net Revenues

The Company did not generate any revenue for the six month periods ended June30, 2017 and 2016 and in the years ended December 31, 2016 and 2015, respectively.

Operating Expenses

Total operating expenses for the year ended December 31, 2016 as compared to the year ended December 31, 2015, were approximately $313,427 and $333,693, respectively. The decrease in operating expenses for the year ended December 31, 2016 is due to lower costs in maintaining the Company such as audit and consulting fees.

Operating expenses for the six month period ended June 30, 2017 and 2016 were $163,479 and $154,332, respectively of which $150,000 was accrued salary for the Company officer in both periods.

Other Expenses

Other expenses for the years ended December 31, 2016 and 2015 were $18,417 and $16,507, respectively, an increase of $1,910. The increase in other expense is the interest expensed on the $60,000 note payable that is in default and gain on debt settlement in 2015.

Other expenses for the six months period ended June 30, 2017 and 2016 were $9,909 and $8,881, respectively.

	June 30,	December 31,
Working Capital	2017	2016	2015
Current assets	$8,100	$--	$	---
Current liabilities	$3,389,385	$3,232,897		$2,903,153
Working capital deficit	$3,381,285	$3,232,897		$2,903,153

We anticipate generating losses and, therefore, may be unable to continue operations in the future. If we require additional capital, we would have to issue debt or equity or enter into a strategic arrangement with a third party.

Going Concern Consideration

As reflected in the accompanying financial statements, the Company has no revenue generating operations and has a accumulated deficit of $16,895,857 at June 30, 2017. In addition, there is a working capital deficit of $3,381,285 as of June 30, 2017. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

11

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

	Six Months Ended June 30,		Years Ended December 31,
	2017	2016	2016	2015
Net Cash Used in Operating Activities	$(17,546)	$(4,332)	$(13,013)	$(13,578)
Net Cash Used in Investing Activities	--	--	--	--
Net Cash Provided by Financing Activities	$25,646	4,332	13,013	13,578
Net Increase in Cash	$8,100	$--	$--	$--

Net cash used in operating activities was $13,013 for the year ended December 31, 2016 as compared to $13,578 for the year ended December 31, 2015. Net cash used in operating activities for the six month periods ended June 30, 2017 and 2016 were $17,546 and $4,332, respectively.

Net cash provided by financing activities for fiscal 2016 was $13,013 as compared to $13,578 for fiscal 2015. During fiscal 2016, we received proceeds of $13,013 from advance from a related party. During fiscal 2015, we received proceeds of approximately $13,578 from advances from a related party. Net cash provided by financing activities for the six month period ended June 30, 2017 and 2016 were $25,646 and $4,332, respectively. The net cash provided by financing activities in 2017 was from the sale of common stock for cash of $25,000 plus advances from a related party of $646.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, stock-based compensation, valuation of derivative liabilities, and fair value of common stock issued.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

12

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Recent Accounting Pronouncements

For recent accounting pronouncements, please refer to the notes to the financial statements section of this Annual Report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Item 3. Properties.

The Company currently maintains a corporate office at 701 North Post Oak Road, Suite 615, Houston, Texas 77024. The Company leases a suite from its Corporate Attorney The Henry Law Firm at zero cost a month, which includes telephone, internet, and electricity utilities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table lists, as of June 30, 2017, the number of shares of common stock of our Company that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership‚ concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

13

The percentages below are calculated based on 334,886,147 shares of our common stock issued and outstanding as of June 30, 2017. We do not have any outstanding options, or other securities exercisable for or convertible into shares of our common stock.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Joseph Cala 1279 Blalock Houston, Texas 77055	Common Stock	123,567,793	37,34

Larry Pfautsch	Common Stock	15,500,000	4.68

Mark Hofius 6301 Whispering Lane Titusville, Florida 32780	Common Stock	19,502,835	5.89

Directors and Officers as a Group	Common Stock	158,570,628	47.91

_________________

1.

The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2.	Based on 334,866,147 issued and outstanding shares of common stock as of June 30, 2017.

3.	Joe Cala is a director and the Company’s CEO and the Company’s Secretary.

4.	Larry Pfautsch is a director.

5.	Mark Hofius is a director and holds 19,257,315 shares directly and 245,520 shares are held by his family.

Item 5. Directors and Executive Officers.

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers. Unless otherwise indicated, the address of each person listed is c/o Cala Corporation., 701 North Post Oak Street, Suite 615, Houston, Texas 77024.

Name and Business Address	Age	Position

Joe Cala	57	President and Director

Larry Pfautsch	66	Director

Marc Hofius	54	Director

14

Joseph Cala, 56, Director, Chairman and CEO

Since 2000, Mr. Cala has acted as Chairman and CEO of Cala Corporation. Prior to Mr. Cala’s position with Cala Corp., Mr. Cala Corporation has been involved in various ventures and an international business owner most of his professional life. He began his career at an early age rising to top management positions in some of the most prestigious and luxurious resorts in the world. These include the position of Director, Sheraton (1980); Director, Hilton (1980 – 1982); Food and Beverage Manager, Westin, (1983 – 1984); Assistant to General Manager, Sheraton (1984 – 1985); Hotel Asset Executive, Mutui Fudosan of Tokyo (owner of Halekulani Hotel) (1992 – 1997). Other business ventures included License Owner, Fila Sportswear USA (1985 – 1990); Mondi Fashions, USA (1990 – 1993); L’Italiano Restaurants and Weddings in California, Hawaii and Japan (1990 – 1999), Cala Hotels, Inc. dba Undersea Resort (1988 – 1999); and Hydrogen Future, Inc. (1997 – 1999).

Larry S. Pfautsch, 66, Director

Mr. Pfautsch retired in May 2014 from his position as Vice President of Corporate Communications from American Century Investments, Kansas City, Missouri where he had worked since February 2002. Previously, Mr. Pfautsch was a Partner and Senior Vice President with the international communications and public relations firm of Fleishman Hillard, Inc., (1988 – 2001) where he was a member of the financial communications, investor relations, and corporate reputation management practice groups.

Mark Hofius, 54, Director

From March 17, 2009 to the present date, Mark Hofius has owned an engineering consulting firm, Mquad, LLC where he does industrial electrical and Mechanical design work from plastic molding to fully automated equipment. Prior to that, Mark was a Chief Mechanical Engineer and partner with Trinetics from 1990 - 2009.

Compliance with Section 16(a) of the Securities Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during fiscal 2002, and certain written representations from executive officers and directors, the Company is unaware of any required reports that have not been timely filed.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified.

Significant Employees

Other than the above-named officers and directors, we have no full-time employees whose services are materially significant to our business and operations.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company‚ subsidiaries or has a material interest adverse to it or any of its subsidiaries.

15

Involvement in Legal Proceedings

During the past ten years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

•	have been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

have been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity (except as disclosed below);

•

have been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

have been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or have been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

A Desist and Refrain Order was issued by the State of California Department of Corporations against Joseph Cala and Cala Corp. on March 28, 2012 prohibiting Joseph Cala or Cala Corp. from selling securities in the State of California. This order resulted from a complaint made by an individual who made a loan to Cala Corp. for the office building purchased by the Company in Titusville, Florida. Due to the financial restraints of the Company at the time, and the costs associated with defending against the action, the Company elected not to fight the order and allowed the order to become final. The order remains in full force and effect until further order of the California Corporations Commissioner.

Item 6. Executive Compensation.

Summary Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2016 and 2015:

Compensation Table for Executives

Name & Principal Position	Year	Salary ($)		Bonus	Stock Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)

Joe Cala	2016	300,000	(1)	0	0	0	0	0	300,000
President	2015	300,000		0	0	0	0	0	300,000

_____________

(1)	As of December 31, 2016, Mr. Cala has accrued as-yet-unpaid salary of $2,533,600. However, pursuant to his employment agreement with the Company, any salary cash payment to Mr. Cala is subject to the Company having sufficient cash, with any deficiency accruing and payable as soon as possible.

Employment Agreements

The Company has an employment contract with Joe Cala, its CEO, which provides for a monthly salary of $25,000. The employment contract also has customary provisions for other benefits and includes non-competition and non-solicitation clauses. The employment agreement was entered into October 2015, constitutes an “at will” employment arrangement, and may be terminated by either Joe Cala or the Company upon two months written notice if without cause.

16

The Company has no other formal employment agreements.

Compensation of Directors

The directors of the Company do not receive any compensation

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Related Party Transactions

During the year ended December 31, 2015 a director of the Company forgave a note payable of $2,000 which was accounted for as an addition to paid in capital.

During the years ended December 2016 and 2015, the Company accrued $300,000 for salary payable to an officer of the Company; resulting in an outstanding balance of $2,533,600 and $2,233,600, respectively.

During the years ended December 31, 2016 and 2015 and period ended June 30, 2017, an officer advanced additional funds of $13,013, 13,578, and $646 respectively, to the Company for debt reduction and operating expenses. The outstanding balance under the above advances with related party as of June 30, 2017 was $178,690.

On October 20, 2015 the Company issued 5,500,000 shares of its common stock at $0.003 per share with a value of $16,500 to a director for services.

On May 20, 2017, the Company issued 1,000,000 shares of common stock to a related party for cash of $5,000.

During the six month period ended June 30, 2017 the Company accrued $150,000 for salary payable to an officer of the Company; resulting in an outstanding balance of $2,683,600 as of June 30, 2017.

Promoters and Certain Control Person

During the past five fiscal years, we have not had any promoters at any time.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system which has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Our board of directors has determined that the Company does not have any independent directors.

Item 8. Legal Proceedings.

On January 20, 2009, a complaint was filed against the Company in the Superior Court of California (case # CIVWS09-0049) terminating the lease at 500 Bollinger Canyon Way, San Roman, CA due to subleasing the premises without consent of the landlord. A judgment was entered giving the landlord possession of the premises with no monetary amount awarded.

On February 18, 2009, the Company received a letter demanding payment on the deficiencies of 2 notes totaling $125,000 issued by the Company. Subsequent to this an action was originated in the District Court of Jefferson County Texas (case # A-183,766). The Plaintiff contends the Company had not paid the principal or interest on promissory notes issued in 2004. In 2005 the Company issued stock of 3,400,000 and 2,500,000 shares to the plaintiff in full payment of the outstanding notes and interest to the plaintiff. The Company and principal shareholder has agreed to a judgment of $176,667 plus attorney’s fees of $25,000. On October 27, 2011 the judgment for cause $183,766 was lodged and entered by the court making the judgment effective as of that date.

17

The Company and its principal stockholder has agreed to a judgment in Harris Court Texas District Court (Cause# 2010-36988) with the plaintiff of the case to pay the plaintiff $115,000 plus legal costs of $5,000. The settlement calls for a $50,000 payment on January 12, 2012 plus payments of $2,000 per month thereafter. No payments have been made to date. As of this date the judgment has not been signed by the plaintiff attorney or the judge presiding over the case so actual liability is hard to determine.

As of June 30, 2017, December 31, 2016 and December 31, 2015 the Company has accrued $321,667 for the legal liabilities.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information.

Our common stock was first quoted on an over-the-counter market on May 21, 1986 and halted on October 2016 as an OTC Pink company, trading under the symbol “CCAA.”

(b) Holders.

As of December 31, 2016, there were 323,509,852 shares of our common stock issued and outstanding, held by 551 stockholders of record. Once this registration statement has been effective for 90 days, then all shares held by shareholders that are not affiliates of the Company will be able to be sold, as long as they have been held for longer than six months, according to market conditions and market development.

(c) Warrants

We have not issued any derivative securities, nor are there any warrants, options or other convertible securities outstanding.

(d) Dividends.

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

(e) Securities Authorized for Issuance under Equity Compensation Plans.

We do not have any compensation plan under which equity securities are authorized for issuance.

Item 10. Recent Sales of Unregistered Securities.

Common Stock

The below listed issuances of unregistered securities were exempt pursuant to Section 4(2) of the Securities Act, as they did not constitute a public offering, nor was there advertising or commissions paid. Furthermore, no underwriters were used in connection with the below issuances. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt. All of the investors are accredited investors as defined under the Securities Act.

Name of Investor to Whom Shares Were Issued	Date Shares were Issued	Number of Shares Issued	Consideration
Annette M. Henry	10/20/2015	1,500,000	In exchange for legal services rendered

Mark Hofius	10/20/2015	5,500,000	In exchange for directorship services

Michele Santino De Stefano	09/08/2016	1,000,000	In exchange for consulting services for potential acquisitions

Michael Williams	09/08/2016	1,000,000	In exchange for consulting services for potential acquisitions

George Stephen	09/08/2016	100,000	In exchange for consulting services for potential acquisitions

Lori L. Meadows	2/2/2017	3,000,000	0.005 cents per share

Larry Hood	2/2/2017	1,000,000	0.005 cents per share

Mark Hofius	05/20/2017	1,000,000	0.005 cents per share

18

Item 11. Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, which has been filed as an exhibit to this registration statement.

Our authorized capital stock (“Common Stock”), is 400,000,000 shares, with pare value of, $0.005 per share. The Company dose not have any authorized preferred shares.

Common Stock

This registration statement on Form 10 is to register shares of our common stock. We are authorized to issue 400,000,000 shares of common stock, par value $0.005, of which 334,866,147 shares are issued and outstanding as of June 30, 2017. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

Since November 1999, the Company has retained the services of Corporate Stock Transfer of Denver as its transfer agent.

Item 12. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Oklahoma Revised Business Corporation Act and our Articles of Incorporation.

Under the Oklahoma Revised Business Corporation Act, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under law or (d) is required to be made pursuant to the bylaws.

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Item 13. Financial Statements and Supplementary Data.

20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cala Corporation

Houston, Texas

We have audited the accompanying balance sheets of Cala Corporation (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cala Corporation as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 27, 2017

F-1

CALA CORPORATION

BALANCE SHEETS

	As of
	JUNE 30,	DECEMBER 31,
	2017	2016	2015
	Unaudited
ASSETS
Cash held in trust	$8,100	$--	$--

Current assets	8,100	--	--
Total assets	$8,100	$--	$--

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expense	$133,829	$127,987	$111,256
Advances – related parties	178,690	178,044	165,031
Officer salary payable	2,683,600	2,533,600	2,233,600
Taxes payable	11,599	11,599	11,599
Notes payable	60,000	60,000	60,000
Contingent liabilities	321,667	321,667	321,667

Total liabilities	3,389,385	3,232,897	2,903,153

Stockholders’ deficit

Common stock, $0.005 par value; 400,000,000 shares authorized; 334,866,147, 329,866,147 and 320,866,147 shares issued and outstanding, respectively:	1,674,329	1,649,329	1,639,329
Additional paid-in capital	11,840,859	11,840,859	11,849,259
Accumulated deficit	(16,895,857)	(16,722,469)	(16,390,625)
Treasury stock -156,533, 156,533 and 56,533 shares at cost, respectively	(616)	(616)	(1,116)
Total stockholders’ deficit	(3,381,285)	(3,232,897)	(2,903,153)
Total liabilities and stockholders’ deficit	$8,100	$--	$--

The accompanying notes are an integral part to the financial statements and interim unaudited financial statements

F-2

CALA CORPORATION

STATEMENTS OF OPERATIONS

	Six months ended		For years ended
	June 30,		December 31,
Expenses	2017	2016	2016	2015
	Unaudited	Unaudited

General and administrative expense	163,479	154,332	313,427	333,693
Gain on settlement of accounts payable	--	--	--	(10,500)
Total operating expenses	163,479	154,332	313,427	323,193

Loss from operations	(163,479)	(154,332)	(313,427)	(323,193)

Other expense
Interest expense	(9,909)	(8,881)	(18,417)	(16,507)
Total other expense	(9,909)	(8,881)	(18,417)	(16,507)

Net loss	(173,388)	(163,213)	$(331,844)	$(339,700)

Earnings per share:
Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of shares outstanding - basic and diluted	334,305,707	327,866,147	329,384,958	322,246,969

The accompanying notes are an integral part to the financial statements and interim unaudited financial statements

F-3

CALA CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE SIX MONTHS ENDED JUNE 30, 2017 (UNAUDITED)

AND FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

							Total
			Additional				Stockholders’
	Common Stock		Paid-In	Accumulative	Treasurer		Equity
	Shares	Amount	Capital	Deficit	Shares	Amount	(Deficit)

Balance as of December 31, 2014	320,866,147	$1,604,329	$11,861,259	$(16,050,925)	(56,533)	$(1,116)	$(2,586,453)

Common stock issued for service	5,500,000	27,500	(11,000)	--	--	--	16,500
Common stock issued for debt	1,500,000	7,500	(3,000)	--	--	--	4,500
Write off related party’s forgiven loan to paid in capital	--	--	2,000	--	--	--	2,000

Net loss	--	--	--	(339,700)	--	--	(339,700)

Balance as of December 31, 2015	327,866,147	1,639,329	11,849,259	(16,390,625)	(56,533)	(1,116)	(2,903,153)

Common stock returned to treasury	(100,000)	(500)	--	--	(100,000)	500	--
Common stock issued for service	2,100,000	10,500	(8,400)	--	--	--	2,100

Net loss	--	--	--	(331,844)	--	--	(331,844)

Balance as of December 31, 2016	329,866,147	1,649,329	11,840,859	(16,722,469)	(156,533)	(616)	(3,232,897)

Common stock issued for cash	5,000,000	25,000	--	--	--	--	25,000

Net loss	--	--	--	(173,388)	--	--	(173,388)

Balance as of June 30, 2017 (unaudited)	334,866,147	$1,674,329	$11,840,859	$(16,895,857)	(156,533)	$(616)	$(3,381,285)

The accompanying notes are an integral part of the financial statements and interim unaudited financial statements

F-4

 CALA CORPORATION

STATEMENTS OF CASH FLOWS

	Six months ended		For years ended
	June 30,		December 31,
	2017	2016	2016	2015
	Unaudited	Unaudited
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(173,388)	$(163,213)	$(331,844)	$(339,700)
Adjustments to reconcile net loss to net cash used in operating activities
Stock issued for services	--	--	2,100	16,500
Gain on common stock issued for settlement of accounts payable	--	--	--	(10,500)
Change in operating assets and liabilities:
Accounts payable and accrued liabilities	5,842	8,881	16,731	20,122
Officer salary payable	150,000	150,000	300,000	300,000
Net cash used in operating activities	(17,546)	(4,332)	(13,013)	(13,578)

CASH FLOW FROM FINANCING ACTIVITIES:
Common stock issued for cash	25,000	--	--	--
Proceeds from advances- related party	646	4,332	13,013	13,578
Net cash provided by financing activities	25,646	4,332	13,013	13,578

NET CHANGE IN CASH	8,100	--	--	--

CASH AT BEGINNING OF PERIOD	--	--	--	---

CASH AT END OF PERIOD	$8,100	--	--	--

Supplemental schedule of cash flow information:
Interest paid	$--	--	$--	$--
Income tax	$--	--	$--	$--

NON-CASH TRANSACTIONS
Common stock issued for settlement of accounts payable	$--	--	$--	$4,500
Common stock returned to treasury shares	$--	--	$500	--
Write off related party’s forgiven loan to paid in capital	$--	--	$--	$2,000

The accompanying notes are an integral part of the financial statements and interim unaudited financial statements

F-5

 CALA CORPORATION

NOTES TO FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2017 AND 2016 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2015 AND 2016

NOTE 1: DESCRIPTION OF BUSINESS

Cala Corporation (formerly Magnolia Foods, Inc.) was incorporated on June 13, 1985 under the laws of the State of Oklahoma. The Company’s sole industry segment was the business of owning, operating, licensing and joint venturing restaurants. The Company discontinued this line of business on December 31, 2006. The Company has completed plans for building an underwater resort but has been unable to secure the financing necessary to build such a facility. It is considering other businesses which may align with the Company’s objectives.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for years presented have been reflected herein.

The interim unaudited financial statements as of June 30, 2017, and for the six months ended June 30, 2017 and June 30, 2016, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. They do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2016 and 2015 here within.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the company’s common stock for common share issuances.

Cash and cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

F-6

Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of acquired customer and vendor databases and are carried at cost, less accumulated amortization.

Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Earnings (Loss) per Share

The Company reports earnings (loss) per share in accordance with ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Fair value of financial instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

Related Party

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

F-7

NOTE 3: GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying balance sheets, has limited assets and an accumulated deficit as of June 30, 2017 and as of December 31, 2016. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern. The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4: RELATED PARTY TRANSACTIONS

During the year ended December 31, 2015 a director of the Company forgave a note payable of $2,000 which was accounted for as an addition to paid in capital.

During the years ended December 2016 and 2015, the Company accrued $300,000 each year for salary payable to an officer of the Company; resulting in an outstanding balance of $2,533,600 and $2,233,600 as of December 31, 2016 and 2015, respectively. During the six month period ended June 30, 2017 the Company accrued $150,000 (unaudited) for salary payable to an officer of the Company; resulting in an outstanding balance of $2,683,600 (unaudited) as of June 30, 2017.

During the years ended December 31, 2016 and 2015, an officer advanced additional funds of $13,013 and $13,578, respectively, to the Company for debt reduction and operating expenses for an outstanding advance related party balance of $178,044 and $165,031 as of December 31, 2016 and 2015, respectively. The balances are unsecured, non-interest bearing and due on demand. During the six month period ended June 30, 2017, officer advanced additional funds of $646 (unaudited) to the Company. The outstanding balance under the above advances with related party as of June 30, 2017 is $178,690 (unaudited).

On October 20, 2015 the Company issued 5,500,000 shares of its common stock at $0.003 per share with a value of $16,500 to a director for services.

On May 20, 2017, the Company issued 1,000,000 shares of common stock to a related party for cash of $5,000 (unaudited).

NOTE 5: EQUITY

On October 20, 2015 the Company issued 5,500,000 shares of its common stock at $0.003 per share with a value of $16,500 to a director for services.

On October 20, 2015 the Company issued 1,500,000 shares of its common stock at $0.003 per share with a value of $4,500 for the payment of $15,000 in accounts payable realizing a gain on accounts payable of $10,500.

On September 8, 2016 the Company issued 2,100,000 shares of common stock to three individuals at $0.001 per share with a value of $2,100 for services

During the year ended December 31, 2016 the Company received 100,000 share of common stock back to treasury at $0.005 per share with a value of $500.

On February 2, 2017, the Company issued 4,000,000 shares of common stock to two individuals for cash of $20,000 (unaudited).

On May 20, 2017, the Company issued 1,000,000 shares of common stock to a related party for cash of $5,000 (unaudited).

NOTE 6: COMMITMENTS & CONTINGENCIES

On January 9, 2006, the Company entered into a lease at 3160 Danville Blvd. Suite A, Alamo, CA consisting of 4,500 square feet for a restaurant. The duration of the lease is 10 years with a renewable option for 5 more years. The monthly rent on the space is $8,500 plus taxes and common area charges. Monthly rental may be adjusted on an annual basis. On August 1, 2006, the Company assigned the lease to a non-affiliated third party but the Company remains liable for the lease until it terminates on January 8, 2016. The lease expired by January 9, 2016. The Company do not have any further obligation.

On April 10, 2006, the Company entered into a lease consisting of approximately 2,450 square feet for a restaurant at 500 Bollinger Canyon Way, Roman CA. The duration of the lease is 10 years. On August 1, 2006, the Company discontinued its operations in the restaurant business. As a result, the Company assigned the lease to a non-affiliated third party on a sub-lease basis. The Company is still fully obligated to the terms of this lease. However, the nonaffiliated party will assume all payments. Under the terms of the agreement, the sub-lessee pays the monthly lease of $5,400 per month for the duration of the lease plus an additional 60 equal monthly installments of $1,500 to the Company. The sublease terminated payment of the $1,500 in August 2008. The lease expired April 10, 2016. The Company does not have any further obligations.

F-8

NOTE 7: NOTE PAYABLE

In January 2007, the Company issued a note for $60,000 bearing interest at 11% on the principal and accrued interest compounding monthly. As of June 30, 2017 (unaudited), December 31, 2016, and December 31, 2015, the outstanding principle balance of the note was $60,000 and had accrued interest of $127,476 (unaudited), $117,567 and $99,150, respectively. The note including principal and interest is in default and still outstanding.

NOTE 8: INCOME TAXES

At December 31, 2016 and 2015, the Company had a federal net operating loss carry forward of approximately $14,181,268 and $14,151,524 respectively, which expires in varying amounts between 2031 and 2032.

Components of net deferred tax assets, including a valuation allowance, are as follows at December 31:

	2016	2015
Deferred tax assets:
Net operating loss carry forward	$4,969,779	$4,958,633
Total deferred tax assets	4,969,779	4,958,633
Less: Valuation Allowance	(4,969,779)	(4,958,633)

Net Deferred Tax Assets	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2016 and 2015 was $4,969,779 and $4,958,633, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. As a result, management determined it was more likely than not the deferred tax assets would not be realized as of December 31, 2016 and 2015, accordingly, recorded a full valuation allowance.

NOTE 9: LEGAL MATTERS

On January 20, 2009, a complaint was filed against the Company in the Superior Court of California (case # CIVWS09-0049) terminating the lease at 500 Bollinger Canyon Way, San Roman, CA due to subleasing the premises without consent of the landlord. A judgment was entered giving the landlord possession of the premises with no monetary amount awarded.

On February 18, 2009, the Company received a letter demanding payment on the deficiencies of 2 notes totaling $125,000 issued by the Company. Subsequent to this an action was originated in the District Court of Jefferson County Texas (case # A-183,766). The Plaintiff contends the Company had not paid the principal or interest on promissory notes issued in 2004. In 2005 the Company issued stock of 3,400,000 and 2,500,000 shares to the plaintiff in full payment of the outstanding notes and interest to the plaintiff. The Company and principal shareholder has agreed to a judgment of $176,667 plus attorney’s fees of $25,000. On October 27, 2011 the judgment for cause $183,766 was lodged and entered by the court making the judgment effective as of that date.

The Company and its principal stockholder has agreed to a judgment in Harris Court Texas District Court (Cause# 2010-36988) with the plaintiff of the case to pay the plaintiff $115,000 plus legal costs of $5,000. The settlement calls for a $50,000 payment on January 12, 2012 plus payments of $2,000 per month thereafter. No payments have been made to date. As of this date the judgment has not been signed by the plaintiff attorney or the judge presiding over the case so actual liability is hard to determine.

As of December 31, 2015, December 31, 2016 and June 30, 2017 (unaudited) the Company has accrued $321,667 for the legal liabilities.

A Desist and Refrain Order was issued by the State of California Department of Corporations against Joseph Cala and Cala Corp. on March 28, 2012 prohibiting Joseph Cala or Cala Corp. from selling securities in the State of California. This order resulted from a complaint made by an individual who made a loan to Cala Corp. for the office building purchased by the Company in Titusville, Florida. Due to the financial restraints of the Company at the time, and the costs associated with defending against the action, the Company elected not to fight the order and allowed the order to become final. The order remains in full force and effect until further order of the California Corporations Commissioner.

NOTE 10: SUBSEQUENT EVENTS

Management has reviewed the subsequent events through August 23, 2017, the date these financials were available to be issued, and found none that are material to the financial statements.

F-9

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b) Exhibits: Exhibit Index is below.

Ex. #	Exhibit Title	Page #	Pages where exhibit is referenced
3.1	Articles of Incorporation and amendments
3.2	Amended Bylaws
10.1	Cala Consulting Agreement
10.2	Letter of Intent with Cosco Dalian Shipyard
10.3	2nd Letter of Intent with Cosco Dalian Shipyard
10.4	Draft Contract with Cosco Dalian Shipyard

None.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CALA CORPORATION.

Date: August 22, 2017	By:	/s/ Joe Cala
	Name:	Joe Cala
	Title:	President and Chief Executive Officer and Chief Financial Officer and Director (Principal Executive Officer)

Date: August 22, 2017	By:	/s/ Marc Hofius
	Name:	Marc Hofius
	Title:	Director

Date: August 22, 2017	By:	/s/ Larry Pfautsch
	Name:	Larry Pfausch
	Title:	Director

22